Exhibit 77Q1a

CREDIT SUISSE CAPITAL FUNDS

CERTIFICATE OF AMENDMENT
The undersigned, being the Vice President and Secretary of Credit Suisse Capital Funds, a trust with transferable shares of the type commonly called a Massachusetts business trust (the Trust), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 9.3 of the Amended and Restated Agreement and
Declaration of Trust, dated February 22, 1996, as amended to date (as so amended, the Declaration), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 25, 2006,
Section 6.2 of the Declaration of Trust is hereby amended as follows:

The name of the Credit Suisse Small Cap Value Fund of the
Trust is changed to the Credit Suisse Small Cap Core Fund effective as of December 1, 2006.
IN WITNESS WHEREOF, the undersigned has set his hand and seal this 17th day of November, 2006.

/s/J. Kevin Gao
J. Kevin Gao
Vice President and Secretary

ACKNOWLEDGMENT

STATE OF New York

COUNTY OF New York
November 17, 2006
Then personally appeared the above-named J. Kevin Gao and
acknowledged the foregoing instrument to be his free act
and deed.
Before me,
/s/Karen A. Regan
Notary Public
My commission expires: December 22, 2009
KAREN A. REGAN
Notary Public, State of New York
No. 01RE6000715
Qualified in New York Country
Commission Expires Dec. 22, 2009